UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

February 13, 2014

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	001-09718	25-1435979
(state or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e).

On February 13, 2014, the Personnel and Compensation Committee (Committee) of our Board of Directors, following a discussion with all of our Board’s independent directors, approved compensation decisions for the executive officers named in the proxy statement that we filed in connection with our 2013 annual meeting of shareholders and for Robert Q. Reilly, our Executive Vice President and Chief Financial Officer. With respect to these individuals, and except as disclosed below, the Committee made compensation decisions that were materially consistent with the terms that we previously disclosed in the proxy statement.

Incentive Awards

The annual and long-term incentive awards in respect of James E. Rohr’s service as Chief Executive Officer through April 23, 2013, reflected the period of time in 2013 during which he served as Chief Executive Officer. The annual incentive award for Richard J. Johnson, former Executive Vice President and Chief Financial Officer, reflected the period of time in 2013 during which he served as Chief Financial Officer.

In addition, Mr. Rohr, in respect of his service as Executive Chairman, was granted $1,000,000 in stock payable restricted share units with cash dividend-equivalents. This grant represented 12,324 share equivalents, based on the closing PNC common stock price on February 13, 2014 of $81.14. The award has no service requirement, but is subject to transfer and other restrictions that expire on the respective first, second and third anniversaries of the date of the award.

Compensation Adjustments

On February 13, 2014, the Committee approved an increase in the annual base salary for William S. Demchak. Effective with the first pay period beginning on February 24, 2014, Mr. Demchak’s annual base salary will increase from $1,000,000 to $1,100,000. The Committee also approved increases in Mr. Demchak’s annualized incentive compensation target for 2014 from $7,200,000 to $8,400,000 and Mr. Reilly’s annualized incentive compensation target for 2014 from $2,500,000 to $3,000,000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2014	The PNC Financial Services Group, Inc.

	By:	/s/ Gregory H. Kozich
		Name:	Gregory H. Kozich
		Title:	Senior Vice President and Controller